Exhibit 10.1

Alector, Inc.
131 Oyster Point Blvd., Suite 600
South San Francisco, CA 94080
United States of America

May 19, 2023

Glaxo Wellcome UK Limited
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom

Re: Development Costs for Alzheimer’s Disease Phase II Clinical Study

Dear Sir/Madam:

As we have discussed, this letter (“Letter”) confirms our agreement regarding responsibility for certain Development Costs under that certain Collaboration and License Agreement between Alector, Inc. (“Alector”) and Glaxo Wellcome UK Limited (“GSK”) dated July 1st, 2021 (“Collaboration Agreement”). As you know, the JSC and JDC have approved GSK being responsible for the conduct of a Phase II Clinical Study of AL101 for Alzheimer’s Disease (including any OLE). In connection therewith, Alector and GSK agree that, notwithstanding anything to the contrary in the Collaboration Agreement, Alector’s responsibility to fund and share in GSK’s and Alector’s Development Costs for the conduct of such study (including Out-of-Pocket Costs and FTE Costs incurred by Alector to manufacture and supply Licensed Product) shall be capped such that the Development Costs for which Alector is responsible shall not exceed $140.5 million. Except as expressly set forth in this Letter, capitalized terms in this Letter shall have the meaning ascribed to them in the Collaboration Agreement.

Please confirm GSK’s acceptance of, and agreement with, the matters set out above by signing this letter and returning an executed copy of this letter to Alector.

Sincerely,

Alector, Inc.

By: /s/Arnon Rosenthal

Name: Arnon Rosenthal

Title: Chief Executive Officer

Date: May 30, 2023

ACKNOWLEDGED AND AGREED

Glaxo Wellcome UK Limited

By: /s/Marcus Dowding

Name: Marcus Dowding

Title: Authorized Signatory, Corporate Director

Date: May 23, 2023